UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

April 11, 2005

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 000-50091

BANCSHARES OF FLORIDA, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Florida	59-3535315
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

1185 Immokalee Road

Naples, Florida 34110

(Address Of Principal Executive Offices)

(239) 254-2100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On April 11, 2005, the Company sold to certain accredited investors an aggregate of 700,000 shares of its common stock at an offering price of $15.00 per share. The offering price was a 4% discount to the $15.60 closing bid price of the common stock on the Nasdaq National Market on April 8, 2005. The Company received net proceeds from the sale of these shares of approximately $9.92 million.

The shares of the Company’s common stock sold in the offering were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” Pursuant to a Registration Rights Agreement, dated April 11, 2005, by and among the Company and the investors (a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein), the Company has agreed to file a registration statement covering the resale of these shares by the investors.

Allen & Company LLC acted as the exclusive placement agent in connection with this equity financing and received compensation from the Company in the form of cash in an amount equal to 5% of the gross proceeds raised in the offering.

The Company’s press release, dated April 11, 2005, regarding the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Form of Registration Rights Agreement, dated April 11, 2005, by and among the registrant and the Investors named therein.

99.1	Press Release, dated April 11, 2005, announcing the private placement of the registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bancshares of Florida, Inc.

By:	/s/ David G. Wallace
Executive Vice President and Chief Financial Officer

Dated: April 13, 2005

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Exhibit List

10.1	Form of Registration Rights Agreement, dated April 11, 2005, by and among the registrant and the Investors named therein.

99.1	Press Release dated, April 11, 2005, announcing private placement of the registrant.

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